FILED PURSUANT TO RULE 433

File No. 333-270327

CITIGROUP INC.

1,500,000 DEPOSITARY SHARES

EACH REPRESENTING A 1/25TH INTEREST IN A SHARE OF

7.625% FIXED RATE RESET NONCUMULATIVE PREFERRED STOCK, SERIES AA

Terms and Conditions

Issuer:	Citigroup Inc.

Securities:	1,500,000 depositary shares, each representing a 1/25th interest in a share of perpetual 7.625% Fixed Rate Reset Noncumulative Preferred Stock, Series AA (the “Series AA preferred stock”).

Ratings*:	Ba1 / BB+ / BBB- / BBBH (Stable Outlook / Stable Outlook / Stable Outlook / Stable Outlook) (Moody’s / S&P / Fitch / DBRS)

Trade Date:	September 14, 2023

Settlement Date:	September 21, 2023 (T+5 days)

Maturity:	Perpetual

Liquidation Preference:	$25,000 per share of Series AA preferred stock (equivalent to $1,000 liquidation preference per depositary share).

Aggregate Liquidation Preference:	$1,500,000,000

Public Offering Price:	$1,000 per depositary share.

Net Proceeds to Citigroup:	$1,477,500,000 (before expenses)

Dividend Rate and Payment Dates:	When, as and if declared by the board of directors of Citigroup, or a duly authorized committee of the board of directors, out of funds legally available to pay dividends, on the 15th of each February, May, August, and November (each date for payment of dividends, a “dividend payment date”) (i) from, and including, the date of issuance of the Series AA preferred stock to, but excluding, November 15, 2028 (the “First Reset Date”), at an annual rate of 7.625% on the liquidation preference amount of $25,000 per share of Series AA preferred stock, quarterly in arrears, beginning on February 15, 2024 and (ii) from, and including, the First Reset Date, for each reset period, at an annual rate equal to the five-year treasury rate as of the most recent reset dividend determination date plus 3.211% on the liquidation preference amount of $25,000 per share of Series AA preferred stock, quarterly in arrears, beginning on February 15, 2029.

Reset Period:	The period from, and including, each reset date to, but excluding, the next succeeding reset date, except for the initial reset period, which will be the period from, and including, the First Reset Date to, but excluding, the next succeeding reset date

Reset Date:	The First Reset Date and each date falling on the fifth anniversary of the preceding reset date

Reset Dividend Determination Date:	In respect of any reset period, the day that is three business days prior to the beginning of such reset period

First Dividend Payment Date:	If declared, February 15, 2024

Day Count:	30/360

Redemption at Issuer Option:	Subject to any required prior approval of the Federal Reserve, Citigroup may redeem the Series AA preferred stock in whole or in part, from time to time, on any dividend payment date on or after the First Reset Date or in whole but not in part at any time within 90 days following a Regulatory Capital Event (as defined in the Preliminary Prospectus Supplement dated September 14, 2023), in each case at a cash redemption price equal to 100% of the liquidation preference, plus any declared and unpaid dividends and without accumulation of any undeclared dividends, to, but excluding, the redemption date.

Sinking Fund:	Not applicable

Listing:	None

CITIGROUP INC.

1,500,000 DEPOSITARY SHARES

EACH REPRESENTING A 1/25TH INTEREST IN A SHARE OF

7.625% FIXED RATE RESET NONCUMULATIVE PREFERRED STOCK, SERIES AA

Voting Rights:	The holders of the Series AA preferred stock do not have voting rights, except (i) as specifically required by Delaware law; (ii) in the case of certain dividend non-payments; (iii) with respect to the issuance of senior capital stock of Citigroup; and (iv) with respect to changes to Citigroup’s organizational documents that would adversely affect the voting powers, preferences or special rights of the Series AA preferred stock. Holders of depositary shares must act through the depositary to exercise any voting rights.

Depositary Shares CUSIP / ISIN:	172967 PE5 / US172967PE54

Use of Proceeds:	Citigroup intends to use the net proceeds from the sale of the depositary shares representing interests in the Series AA Preferred Stock for general corporate purposes, which may include the partial or full redemption of outstanding shares of Citigroup preferred stock and related depositary shares, as applicable, and repurchases and redemptions of other outstanding securities of Citigroup and its subsidiaries, including Citigroup common stock.

Sole Structuring Agent and Sole Bookrunner:	Citigroup Global Markets Inc.

Senior Co-Managers:

BBVA Securities Inc.

BMO Capital Markets Corp.

BNY Mellon Capital Markets, LLC

Capital One Securities, Inc.

Deutsche Bank Securities Inc.

DZ Financial Markets LLC

HSBC Securities (USA) Inc.

ING Financial Markets LLC

Intesa Sanpaolo IMI Securities Corp.

Lloyds Securities Inc.

MUFG Securities Americas Inc.

Natixis Securities Americas LLC

PNC Capital Markets LLC

RBC Capital Markets, LLC

Santander US Capital Markets LLC

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

Standard Chartered Bank

Swedbank AB (publ)

TD Securities (USA) LLC

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

UBS Securities LLC

CITIGROUP INC.

1,500,000 DEPOSITARY SHARES

EACH REPRESENTING A 1/25TH INTEREST IN A SHARE OF

7.625% FIXED RATE RESET NONCUMULATIVE PREFERRED STOCK, SERIES AA

Junior Co-Managers:

ABN AMRO Securities (USA) LLC

Agricultural Bank of China Limited Hong Kong Branch

AmeriVet Securities, Inc.

Apto Partners, LLC

Banco de Sabadell, S.A.

Bancroft Capital, LLC

Barclays Capital Inc.

CastleOak Securities, L.P.

China CITIC Bank International Limited

CIBC World Markets Corp.

Citizens JMP Securities, LLC

Commonwealth Bank of Australia

Danske Markets Inc.

Desjardins Securities Inc.

Drexel Hamilton, LLC

Erste Group Bank AG

Falcon Square Capital LLC

Fifth Third Securities Inc.

Huntington Securities, Inc.

Independence Point Securities LLC

KeyBanc Capital Markets Inc.

Loop Capital Markets LLC

M&T Securities, Inc.

Melvin Securities LLC

MFR Securities, Inc.

Mizuho Securities USA LLC

nabSecurities, LLC

National Bank of Canada Financial Inc.

NatWest Markets Securities Inc.

Nomura Securities International, Inc.

Nordea Bank Abp

Oversea-Chinese Banking Corporation Limited

Penserra Securities LLC

R. Seelaus & Co., LLC

Rabo Securities USA, Inc.

RB International Markets (USA) LLC

Regions Securities LLC

Roberts & Ryan, Inc.

Samuel A. Ramirez & Company, Inc.

Security Capital Brokerage, Inc.

Tigress Financial Partners, LLC

UniCredit Capital Markets LLC

United Overseas Bank Limited

*Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-270327. Alternatively, you can request the prospectus by calling toll-free in the United States 1-800-831-9146.